EXHIBIT 21.1

ADAMS GOLF, INC., A DELAWARE CORPORATION

SUBSIDIARIES

The Company conducts its operations through several direct and indirect wholly-owned subsidiaries, agencies and distributorships, including (i) Adams Golf Holding Corp., which holds limited partnership interest of certain indirect subsidiaries of the Company; (ii) Adams Golf GP Corp., which holds capital stock or general partnership interests, as applicable, of certain indirect subsidiaries to the Company; (iii) Adams Golf, Ltd., which operates the golf club design, assembly and retail sales business; (v) Adams Golf IP, L.P., which holds the intellectual property rights of the Company, and (vi) Adams Golf Management Corp., which provides management and consulting services to certain of the Company's indirect subsidiaries.  A complete list of the Company's subsidiaries at March 28, 2003 is as follows:

Adams Golf, Ltd., a Texas limited partnership
Adams Golf Holding Corp., a Delaware corporation
Adams Golf GP Corp., a Delaware corporation
Adams Golf Management Corp., a Delaware corporation
Adams Golf IP, L.P., a Delaware limited partnership
Adams Golf U.K. Limited, a United Kingdom private limited company (dormant entity)
Adams Golf Japan, Inc. a Japan kabushiki kaisha (dormant entity)